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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Cnet Networks Inc. of our report on the consolidated financial statements of Ziff Davis Inc. dated March 28, 2000 except as it relates to notes 1, 21 and 22 which are as of April 13, 2000 and our report on the combined financial statements of ZDNet (a division of Ziff Davis Inc.) dated March 28, 2000 except as it relates to note 16 which is as of April 13, 2000, appearing in Ziff Davis Inc's Annual Report on Form 10K for the year ended December 31, 1999. We also consent to the references to us under the heading "Experts" and "Selected Historical Consolidated Financial and Other Data" in such Registration Statement.



PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
August 14, 2000
New York, NY